Atrion Reports Second Quarter Results

Diluted EPS Increases by 20%

ALLEN, TX -- 08/07/2007 -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2007 revenues were up 11% and diluted earnings per share were up 20% compared to the results for the second quarter of 2006.

Commenting on the Company's performance for the second quarter compared to the second quarter of 2006, Emile A. Battat, Chairman and CEO, said, "Our 20% growth in diluted earnings per share, though substantial, understates our true performance. Last year's results included the last of a series of contingent payments from the sale of discontinued operations back in 1997. We therefore believe that the 28% increase in our income from continuing operations for the second quarter of 2007 compared to the same period of 2006 is a better indicator of the strength of our performance in the current year's quarter. The main contributors to our results continue to be our Ophthalmic and Fluid Delivery businesses, both of which performed very well during this quarter." Mr. Battat continued, "As we move to the second half of the year, we would like to reiterate that in the last six months of 2006 we enjoyed an especially low effective tax rate of 19% due to additional R&D credits. We expect our tax rate for the balance of this year to approximate the 32.5% we incurred in the quarter just ended. At this tax rate, our pretax profit for the second half of 2007 will have to exceed that of the 2006 period by 20% just to achieve the same after tax results. Despite the higher anticipated tax rate, we believe that our after tax earnings for the second half of the year will show a healthy increase over those of the comparable period last year."

Atrion's revenues for the quarter ended June 30, 2007 totaled $23,199,000 compared with $20,849,000 in the same period in 2006. On a diluted per share basis, earnings for the period increased to $1.83 as compared to $1.53 in the same quarter of last year, which included $.08 per share from discontinued operations. Operating income for the second quarter totaled $5,426,000 compared to $4,125,000 in last year's second quarter.

Revenues for the first six months of 2007 of $46,237,000 were 15% higher than revenues of $40,351,000 in the first half of 2006. Diluted earnings per share for the first half of 2007 were $3.42 versus $2.61 in the first six months of 2006. Last year's results included $.08 per share from discontinued operations.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding tax rate and pretax profit for the second half of 2007. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------  ------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------
Revenues                            $ 23,199  $ 20,849  $ 46,237  $ 40,351
Cost of goods sold                    12,880    12,076    26,258    24,230
                                    --------  --------  --------  --------
Gross profit                          10,319     8,773    19,979    16,121
Operating expenses                     4,893     4,648     9,816     8,943
                                    --------  --------  --------  --------
Operating income                       5,426     4,125    10,163     7,178

Interest income/(expense), net           (67)       11      (198)       20
Other income/(expense), net               --       (21)       --       (21)
                                    --------  --------  --------  --------
Income from continuing operations
 before provision for income taxes     5,359     4,115     9,965     7,177
Income tax provision                  (1,741)   (1,295)   (3,210)   (2,251)
                                    --------  --------  --------  --------
Income from continuing operations      3,618     2,820     6,755     4,926
Gain on disposal of discontinued
 operations                               --       165        --       165
                                    --------  --------  --------  --------
    Net income                      $  3,618  $  2,985  $  6,755  $  5,091
                                    ========  ========  ========  ========

Income per basic share:
  Income from continuing operations $   1.92  $   1.53  $   3.60  $   2.68
  Gain on disposal of discontinued
   operations                             --       .09        --       .09
                                    --------  --------  --------  --------
    Net income per basic share      $   1.92  $   1.62  $   3.60  $   2.77
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           1,883     1,845     1,878     1,840
                                    ========  ========  ========  ========

Income per diluted share:
  Income from continuing operations $   1.83  $   1.45  $   3.42  $   2.53
  Gain on disposal of discontinued
   operations                             --       .08        --       .08
                                    --------  --------  --------  --------
    Net income per diluted share    $   1.83  $   1.53  $   3.42  $   2.61
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           1,978     1,949     1,977     1,947
                                    ========  ========  ========  ========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                     June 30,    Dec. 31,
ASSETS                                                 2007        2006
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
    Cash and cash equivalents                       $       285 $       333
    Accounts receivable                                  11,568      10,542
    Inventories                                          16,975      17,115
    Prepaid expenses                                      1,227       1,530
    Deferred income taxes                                 1,138       1,138
                                                    ----------- -----------
        Total current assets                             31,193      30,658

Property, plant and equipment, net                       52,684      51,442
Other assets                                             13,551      13,672
                                                    ----------- -----------

                                                    $    97,428 $    95,772
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities                                   6,847       6,923
    Line of credit                                        4,700      11,399
    Other non-current liabilities                         7,965       6,555
    Stockholders' equity                                 77,916      70,895
                                                    ----------- -----------

                                                    $    97,428 $    95,772
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800